Exhibit 99.1

–NEWS RELEASE–
Company Contact:	Investor Relations:
Joseph Czyzyk	David Herbst/Larry Barrios
Mercury Air Group, Inc.	The MWW Group
(310) 827-2737	(213) 486-6560 ext. 317

Mercury Air Group, Inc. Reports Net Loss for Its Fiscal 2004 Third Quarter,
Reduces Debt by $41.1 Million in April with Proceeds from Sale of FBOs

Los Angeles, CA (May 13, 2004) – Mercury Air Group, Inc. (AMEX/PCX: MAX) reported a net loss for the three-month period ended March 31, 2004 of $1,819,000, or $0.63 per basic and diluted share, as compared to a net loss for the three-month period ended March 31, 2003 of $1,098,000, or $0.33 per basic and diluted share.

“The reported net loss for the third quarter of fiscal 2004 reflects the effect of our high debt service costs in addition to lower margin contributions from the Air Centers and Air Cargo segments. With the proceeds from the sale of Mercury Air Centers, Inc. on April 12, we reduced the principal amount of outstanding long-term debt by $41.1 million, to approximately $18.0 million, which will significantly reduce our debt service costs going forward,” said Joseph A. Czyzyk, President and CEO of Mercury Air Group, Inc. adding, “after satisfying all of the obligations associated with retiring debt, paying transaction related expenses and establishing escrow accounts, we netted $9.3 million in surplus cash from the sale which improved our financial position. The improved financial position and lower debt service costs provide us with additional options to enhance shareholder value in the future, including the growth of our remaining three business lines.”

Mercury Air Group’s revenue for the third quarter of fiscal 2004 was $125,536,000, an increase of 13.1% over the revenue for the third quarter of fiscal 2003 of $111,027,000. The Company’s gross margin for the third quarter of fiscal 2004 was $4,836,000 as compared to the gross margin of $6,119,000 in the third quarter of fiscal 2003.

MercFuel, Inc. (“MercFuel”), the Company’s aviation fuel reseller subsidiary, had revenue of $88,305,000 on sales volume of 72,393,000 gallons, or 795,500 gallons per day, in the third quarter of fiscal 2004 as compared to sales revenue of $72,497,000 on sales volume of 63,286,000 gallons, or 703,200 gallons per day, for the comparable period last year. MercFuel’s average aviation fuel sales price per gallon sold in the third quarter of fiscal 2004 was $1.220 as compared to last year’s third quarter per gallon average aviation fuel sales price per gallon sold of $1.146. MercFuel’s gross margin in the third quarter of fiscal 2004 decreased to $1,506,000, equating to an average sales margin of $0.021 per gallon, as compared to last year’s third quarter sales margin of $1,670,000, or $0.026 per gallon. MercFuel’s aviation fuel sales volume within the corporate and fractional aviation segment increased to 11,750,000 gallons, or 16.2% of MercFuel’s total sales volume in the third quarter of fiscal 2004, as compared to 7,111,000 gallons, or 11.2% of MercFuel’s total sales volume for the same period last year.

The Company’s Mercury Air Cargo, Inc. (“Air Cargo”) subsidiary had revenue of $9,729,000 in the third quarter of fiscal 2004, an increase of $1,333,000 or 15.9% from last year’s third quarter revenue of $8,396,000. Air Cargo’s gross margin was $60,000 in the third quarter of fiscal 2004 versus a gross margin of $368,000 in the third quarter of fiscal 2003 as both the cargo marketing services and warehouse divisions’ margins declined.

Maytag Aircraft, Inc. (“Maytag Aircraft”), the Company’s wholly-owned subsidiary engaged in U.S. government contract services, had revenue of $5,747,000 in the third quarter of fiscal 2004 as compared to $5,990,000 for the same period last year. The revenue decline is primarily due to the loss of Maytag

Aircraft’s Air Terminal contract at Eielson Air Force Base in Alaska that generated revenue of $134,000 in the third quarter of fiscal 2003. Maytag Aircraft’s gross margin for the third quarter of fiscal 2004 was $1,166,000, a decrease of $45,000 from Maytag Aircraft’s gross margin of $1,211,000 for the same period last year.

Revenue from the Company’s Mercury Air Centers, Inc (“Air Centers”) subsidiary in the third quarter of fiscal 2004 was $23,704,000 on sales volume of 7,545,000 gallons, or 82,900 gallons per day, as compared to last year’s third quarter revenue of $24,479,000 on sales volume of 8,029,000 gallons, or 89,200 gallons per day. Air Centers’ gross margin was $2,104,000 and $2,870,000 for the third quarters of fiscal 2004 and 2003, respectively. On April 12, 2004, after receiving shareholder approval, the Company completed the sale of Air Centers to Allied Capital Corporation for $76,349,000, subject to adjustment upon the determination of Air Centers’ closing net working capital. The Company used the proceeds, among other things, primarily to repay $41,070,000 of outstanding principal of its long term debt.

For the nine-month period ended March 31, 2004, the Company reported a net loss of $3,638,000, or $1.18 per basic and diluted share, as compared to a net loss of $2,283,000, or $0.70 per basic and diluted share, for the comparable fiscal 2003 period. The fiscal 2004 loss includes an after-tax settlement expense of $1,799,000 associated with the J O Hambro Settlement and an accrual for debt premiums on the Senior Subordinated Note of $702,000, net of income taxes. Revenue in fiscal 2004 was $340,436,000, an increase of $7,552,000, or 2.3%, from revenue of $332,884,000 for the same period in fiscal 2003. Gross margin for the first nine months of fiscal 2004 was $18,463,000, a decrease of $494,000, or 2.6%, from $18,957,000 last year.

MercFuel’s revenue for the nine-month period ended March 31, 2004 was $228,195,000 on sales volume of 207,507,000 gallons, or 754,600 thousand gallons per day, as compared to revenue of $218,111,000 on sales volume of 221,486,000 gallons, or 808,300 gallons per day, for the same period last year. Despite the lower sales volume, revenue increased primarily due to higher worldwide petroleum product prices and an increase in the sales volume in the corporate and fractional aviation segment, where MercFuel realizes a higher average sales price and margin per gallon sold than in the commercial airlines segment. The lower sales volume is primarily due to the cessation of business by National Airlines in November 2002. Despite the lower sales volume, MercFuel’s gross margin for fiscal 2004 increased slightly to $4,806,000 from $4,741,000 in fiscal 2003. The average per gallon fuel sales margin in fiscal 2004 was $0.0401 as compared to $0.0383 in fiscal 2003. MercFuel’s aviation fuel sales volume within the corporate and fractional aviation segment increased to 28,536,000 gallons, or 13.8% of MercFuel’s total sales volume in fiscal 2004, as compared to 20,765,000 gallons, or 9.4% of MercFuel’s total sales volume last year.

Air Cargo’s revenue for the first nine months of fiscal 2004 was $29,306,000 as compared to $24,840,000 for fiscal 2003, an increase of 18%. Air Cargo’s gross margin in fiscal 2004 was $1,356,000 as compared to $2,072,000 in fiscal 2003, a decrease of 34.6% primarily due to the lower contributions from the cargo marketing services and the warehouse divisions and the establishment of a reserve for executive severance partially offset by improved results from Mercury World Cargo.

Maytag Aircraft’s revenue for the first nine months of fiscal 2004 was $17,489,000, a decrease of $1,021,000, or 5.5% from last year’s revenue of $18,510,000. Maytag Aircraft’s gross margin increased to $3,909,000, representing an increase of 16.3% from last year’s gross margin of $3,360,000.

Air Centers’ revenue for the first nine months of fiscal 2004 was $69,687,000 resulting in a gross margin of $8,392,000. This compares to revenue for the first nine months of fiscal 2003 of $72,187,000 resulting in a gross margin of $8,784,000. Aviation fuels sales volume in fiscal 2004 was 23,285,000 gallons, or 84,700 gallons per day, a decrease of 1,881,000 gallons from last year’s sales volume of 25,166,000 gallons, or 91,800 gallons per day.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX/PCX:MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, Inc., MercFuel, Inc., Maytag

Aircraft Corporation and Mercury Air Cargo, Inc. On April 12, 2004, Mercury Air Group sold its entire ownership interest in Mercury Air Centers, Inc. to Allied Capital Corporation. For more information, please visit www.mercuryairgroup.com.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

MERCURY AIR GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(all amounts in thousands of dollars, except per share amounts)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	(unaudited)		(unaudited)
	2004	2003	2004	2003
Sales and revenues:
Sales	$269,640	$263,487	$101,775	$88,151
Service revenues	70,796	69,397	23,761	22,876

	340,436	332,884	125,536	111,027

Costs and expenses:
Cost of sales	241,307	234,647	93,722	78,400
Operating expenses	80,666	79,280	26,978	26,508

	321,973	313,927	120,700	104,908

Gross margin (excluding depreciation and amortization)	18,463	18,957	4,836	6,119

Expenses (income):
Selling, general and administrative	7,838	7,889	2,798	2,648
Provision for bad debts	421	1,201	361	442
Depreciation and amortization	6,405	6,121	2,126	2,072
Interest expense	6,240	5,536	1,715	2,621
Hambro settlement costs	1,799
Debt extinguishment costs		1,773		40
Other income	(286)	(77)	(41)	(27)

Total expenses	22,417	22,443	6,959	7,796

Loss before income tax benefit	(3,954)	(3,486)	(2,123)	(1,677)
Income tax benefit	(316)	(1,203)	(304)	(579)

Net loss	(3,638)	(2,283)	(1,819)	(1,098)
Accrued preferred stock dividends	28		9

Net loss applicable to common stockholders	($3,666)	($2,283)	($1,828)	($1,098)

Net loss per common share :
Basic:	($1.18)	($0.70)	($0.63)	($0.33)

Diluted:	($1.18)	($0.70)	($0.63)	($0.33)

MERCURY AIR GROUP, INC.
SELECTED BUSINESS SEGMENT DATA

For the Nine and Three Month Periods Ended March 31, 2004 and 2003

(Unaudited)
(all amounts in thousands)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Revenue
MercFuel	$228,195	$218,111	$88,305	$72,497
Mercury Air Centers	69,687	72,187	23,704	24,479
Mercury Air Cargo	29,306	24,840	9,729	8,396
Maytag Aircraft	17,489	18,510	5,747	5,990
Intersegment elimination	(4,241)	(764)	(1,949)	(335)

Total Revenue	$340,436	$332,884	$125,536	$111,027

Gross Margin
MercFuel	$4,806	$4,741	$1,506	$1,670
Mercury Air Centers	8,392	8,784	2,104	2,870
Mercury Air Cargo	1,356	2,072	60	368
Maytag Aircraft	3,909	3,360	1,166	1,211

Total Gross Margin	$18,463	$18,957	$4,836	$6,119

Depreciation and Amortization
MercFuel	$352	$213	$118	$105
Mercury Air Centers	4,004	3,963	1,306	1,382
Mercury Air Cargo	1,401	1,545	484	453
Maytag Aircraft	249	265	89	84
Other	399	135	129	48

Total Depreciation & Amortization	$6,405	$6,121	$2,126	$2,072

Sales Volume (thousands of gallons)
MercFuel	207,507	221,486	72,393	63,286
Mercury Air Centers	23,285	25,166	7,545	8,029

MERCURY AIR GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)
(all amounts in thousands of dollars)

ASSETS	March 31,	June 30,
	2004	2003
CURRENT ASSETS:
Cash and cash equivalents	$1,822	$2,802
Trade accounts receivable	58,954	46,753
Inventories, principally aviation fuel	3,867	4,422
Prepaid expenses and other current assets	9,017	5,241
Deferred taxes, current	901	901

TOTAL CURRENT ASSETS	74,561	60,119
PROPERTY, EQUIPMENT AND LEASEHOLDS, net	57,789	58,844
NOTES RECEIVABLE	1,034	1,815
DEFERRED INCOME TAXES, LONG TERM	1,961	2,284
GOODWILL	4,389	4,389
OTHER INTANGIBLE ASSETS	808	1,033
OTHER ASSETS	3,869	4,471

TOTAL ASSETS	$144,411	$132,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$38,358	$34,677
Accrued expenses and other current liabilities	15,672	9,554
Current portion of long-term debt	3,145	4,194

TOTAL CURRENT LIABILITIES	57,175	48,425
LONG-TERM DEBT	29,286	25,501
SENIOR SUBORDINATED NOTE	23,697	23,445
SUBORDINATED NOTE	3,586
OTHER NONCURRENT LIABILITIES	1,057	608
DEFERRED RENT	1,414	1,885
MINORITY INTEREST	182	180

TOTAL LIABILITIES	116,397	100,044

MANDATORILY REDEEMABLE PREFERRED STOCK	509	481
STOCKHOLDERS’ EQUITY:
Common Stock — $ .01 par value; authorized 18,000,000 shares;	30	33
Additional paid-in capital	20,752	22,496
Retained earnings	10,353	14,018
Accumulated other comprehensive loss	6	(86)
Notes receivable from officers	(3,636)	(4,031)

TOTAL STOCKHOLDERS’ EQUITY	27,505	32,430

TOTAL LIABILITIES, PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY	$144,411	$132,955